Exhibit 99.1

FOR RELEASE, Tuesday, April 5, 2011	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Cara Kane, Media Contact
(407) 587-3514 or ckane@kbhome.com
KB HOME REPORTS FIRST QUARTER 2011 RESULTS
LOS ANGELES (April 5, 2011) — KB Home (NYSE: KBH), one of America’s premier homebuilders, today reported results for its first quarter ended February 28, 2011. Highlights and developments include the following:
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Revenues totaled $196.9 million in the first quarter of 2011, down 25% from $264.0 million in the first quarter of 2010 primarily due to a decrease in housing revenues, reflecting a 28% year-over-year decrease in homes delivered to 949, partly offset by a 4% year-over-year increase in the average selling price to $205,700.

•
The Company posted a pretax loss of $114.1 million for the first quarter of 2011, including pretax, noncash charges of $1.8 million for inventory impairments and land option contract abandonments, and a joint venture impairment charge of $53.7 million and a loss on loan guaranty of $22.8 million, both related to the Company’s investment in South Edge, LLC. This compares to a pretax loss of $54.5 million for the year-earlier quarter, which included $13.4 million of pretax, noncash charges for inventory impairments and land option contract abandonments. Excluding these charges from both periods, the Company’s first-quarter pretax loss narrowed to $35.8 million from $41.1 million a year ago.

•
For the three months ended February 28, 2011, the Company posted a net loss of $114.5 million, or $1.49 per diluted share, compared to a net loss of $54.7 million, or $.71 per diluted share, for the same period of 2010.

•
At February 28, 2011, the Company had cash, cash equivalents and restricted cash totaling $857.0 million, of which $735.8 million was unrestricted. The Company’s debt balance of $1.70 billion at February 28, 2011 decreased by $73.8 million from November 30, 2010, reflecting the repayment of secured debt.

•
Company-wide net orders in the first quarter of 2011 totaled 1,302, compared to 1,913 in the prior year’s first quarter. At February 28, 2011, the Company had 1,689 homes in backlog representing approximately $353.6 million in projected future housing revenues, compared to a backlog of 2,713 homes representing approximately $523.8 million in projected future housing revenues at February 28, 2010.

•
For the third time in the last four years, KB Home was named the #1 homebuilder on FORTUNE magazine’s list of the “World’s Most Admired Companies.” KB Home also ranked first among homebuilders in the subcategories of innovation, people management and social responsibility. In addition, KB Home was recognized by the U.S. Environmental Protection Agency with a 2011 ENERGY STAR® Sustained Excellence Award, the agency’s highest honor. KB Home is the only homebuilder to receive this recognition in 2011.

“Despite the many headwinds that persist in today’s housing markets, our year-over-year pretax results, excluding noncash charges and the loss on loan guaranty, improved for the fourth consecutive quarter,” said Jeffrey Mezger, president and chief executive officer. “Our first-quarter comparisons for both net orders and deliveries were negatively impacted by the temporarily elevated level of activity from the federal homebuyer tax credit that was available during the year-earlier period. As this year’s spring selling season has commenced, we are encouraged by the higher traffic we experienced in the first quarter compared to a year ago, as well as the sequential improvement in our monthly net order levels during the quarter. While there is still uncertainty as to when a sustained housing recovery may occur, we believe that our operational business model and proven strategies will continue to provide us with a competitive advantage as we navigate through these persistently challenging times.”
“Our highest priority remains restoring the profitability of our homebuilding operations. To that end, we are focused on investing the resources necessary to expand our community count and generate top-line growth, while continuing to pursue operating efficiencies and control overhead expenses,” said Mezger. “We are committed to executing strategies that differentiate KB Home in the marketplace, most importantly our Built to Order™ business model and our many design innovation and sustainability initiatives. We believe our disciplined execution of these strategies helped lead our peers to, once again, recognize us as the top homebuilder on FORTUNE magazine’s annual list of the ‘World’s Most Admired Companies.’”
Total revenues of $196.9 million for the first quarter ended February 28, 2011 decreased 25% from $264.0 million for the first quarter of 2010, reflecting a 26% year-over-year decline in housing revenues due to fewer homes delivered, partly offset by a higher average selling price. The Company delivered 949 homes in the first quarter of 2011, down 28% from the same period of 2010, with decreases in each of the Company’s geographic regions. The Company’s first-quarter average selling price rose 4% from the year-earlier period to $205,700, with increases of 1%, 7% and 26% in the Company’s West Coast, Central and Southeast regions, respectively, partly offset by a 6% decrease in the Southwest region. Land sale revenues in the 2011 first quarter totaled $.1 million, compared to $.4 million in the year-earlier quarter.

The Company’s homebuilding business generated operating losses of $47.9 million for the quarter ended February 28, 2011 and $36.2 million for the quarter ended February 28, 2010. The current quarter operating loss reflected reduced gross profits compared to the year-earlier quarter and the loss on loan guaranty, partly offset by lower inventory impairment and land option contract abandonment charges, and selling, general and administrative expenses. The decrease in gross profits for the current quarter reflected fewer homes delivered and a lower housing gross margin. The loss on loan guaranty of $22.8 million resulted from the Company’s limited several springing repayment guaranty related to South Edge becoming a probable obligation of the Company due to a court ruling in the first quarter of 2011. South Edge is an unconsolidated joint venture in which one of the Company’s subsidiaries is a member. The 2011 first quarter operating loss included pretax, noncash charges of $1.8 million for inventory impairments and land option contract abandonments, compared to $13.4 million of such pretax, noncash charges in the first quarter of 2010. The Company’s housing gross margin in the first quarter of 2011 was 12.6%, compared to 13.7% in the same period of 2010. Excluding inventory impairments and land option contract abandonments from both periods, the first-quarter housing gross margin was 13.4%, compared to 18.8% in the same quarter of 2010. The decline in the housing gross margin was driven by a combination of reduced leverage from the lower volume of homes delivered, competitive pricing pressure in certain markets, changes in the proportion of deliveries from various markets and a shift in product mix. Excluding the loss on loan guaranty in the first quarter of 2011 and the inventory impairment and abandonment charges from both periods, the Company’s first-quarter operating loss was nearly flat with the year-earlier quarter. Land sales generated break-even results in the first quarters of 2011 and 2010.
Selling, general and administrative expenses decreased by $22.6 million, or 31%, to $49.6 million in the first quarter of 2011, from $72.2 million in the year-earlier quarter as a result of the lower volume of homes delivered, the Company’s actions to streamline its organizational structure and reduce overhead, and a significant reduction in certain legal and long-term compensation costs compared to the year-earlier quarter.
Interest expense, net of amounts capitalized, decreased to $11.4 million in the first quarter of 2011 from $19.4 million in the year-earlier quarter, reflecting a lower amount of interest incurred as a result of a lower debt balance, a $3.6 million gain on the extinguishment of debt, and an increase in the amount of interest capitalized due to a higher balance of inventory qualifying for interest capitalization. Interest expense, net of amounts capitalized, in the first quarter of 2010 included $1.4 million of expense associated with debt issuance costs written off in connection with the Company’s voluntary reduction of the aggregate commitment under its now-terminated revolving credit facility.
The Company’s equity in loss of unconsolidated joint ventures rose to $55.8 million in the first quarter of 2011 from $1.2 million in the year-earlier quarter. The increase reflected a $53.7 million joint venture impairment charge the Company recognized in the 2011 first quarter to write off of its remaining investment in South Edge.
The Company’s financial services operations reported pretax income of $.6 million in the first quarter of 2011, compared to pretax income of $1.9 million in the year-earlier quarter, reflecting the results from the Company’s equity interest in an unconsolidated mortgage banking joint venture. The equity in loss of the unconsolidated mortgage banking joint venture totaled $.1 million in the first quarter of 2011, compared to income of $1.3 million in the year-earlier quarter, primarily resulting from a decrease in loan originations and profits per loan in 2011. Since its formation in 2005, the Company’s mortgage banking joint venture has provided mortgage banking services to a majority of the Company’s homebuyers. During the quarter, the Company’s joint venture partner, Bank of America, N.A., approached the Company about restructuring the parties’ relationship, and the parties began discussions on the manner in which residential consumer mortgage loans and mortgage banking services will be offered to the Company’s homebuyers. While there are a number of possible outcomes from these discussions, the mortgage banking joint venture continues to operate and the Company will remain focused on ensuring that its homebuyers obtain reliable mortgage banking services.

The Company’s total pretax loss for the first quarter of 2011 was $114.1 million, including noncash charges of $55.5 million for inventory and joint venture impairments and land option contract abandonments, and a $22.8 million loss on loan guaranty, compared to a total pretax loss of $54.5 million in the first quarter of 2010, including $13.4 million of noncash charges for inventory impairments and land option contract abandonments. Excluding the loss on loan guaranty in the first quarter of 2011 and the impairment and abandonment charges from both periods, the Company’s total pretax loss improved to $35.8 million for the first quarter of 2011 from $41.1 million for the first quarter of 2010.
The Company posted a net loss of $114.5 million, or $1.49 per diluted share, for the three months ended February 28, 2011, including an after-tax charge of $45.1 million to record a valuation allowance against the net deferred tax assets generated from the loss in the period. For the first three months of 2010, the Company’s net loss of $54.7 million, or $.71 per diluted share, included a similar after-tax charge of $21.2 million.
Net orders totaled 1,302 in the first quarter of 2011, down 32% from 1,913 net orders generated in the same period of 2010. The year-over-year comparison was negatively affected in part by heightened activity in the 2010 first quarter stemming from a federal tax credit for first-time homebuyers that was available during that period. The Company’s cancellation rate as a percentage of gross orders increased to 29% in the 2011 first quarter from 22% in the year-earlier quarter. As a percentage of beginning backlog, the cancellation rate was 39% in the first quarter of 2011 and 26% in the year-earlier quarter. The number of homes in backlog at February 28, 2011 decreased 38% on a year-over-year basis to 1,689 from 2,713, while the projected future revenues in backlog declined 32% to approximately $353.6 million at February 28, 2011 from approximately $523.8 million at February 28, 2010.
The Conference Call on the First Quarter 2011 earnings will be broadcast live today at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s Web site at www.kbhome.com.
KB Home, one of the nation’s premier homebuilders, has delivered over half a million quality homes for families since its founding in 1957. The Los Angeles-based company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home has been named the #1 Green Homebuilder in a study by Calvert Investments and the #1 Homebuilder on FORTUNE magazine’s 2011 World’s Most Admired Companies list. The Company trades under the ticker symbol “KBH” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; legal or regulatory proceedings or claims, including an involuntary bankruptcy and other legal proceedings involving the South Edge, LLC residential development joint venture located in Las Vegas, Nevada in which we are a participant; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access capital; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count and open new communities), revenue growth and cost reduction strategies; consumer traffic to our new home communities and consumer interest in our product designs, including The Open SeriesTM; the potential restructuring of our unconsolidated mortgage banking joint venture and the manner in which residential consumer mortgage loans and mortgage banking services are offered to our homebuyers; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended February 28, 2011 and 2010
(In Thousands, Except Per Share Amounts — Unaudited)

	Three Months
	2011	2010

Total revenues	$196,940	$263,978

Homebuilding:
Revenues	$195,301	$262,511
Costs and expenses	(243,159)	(298,743)

Operating loss	(47,858)	(36,232)

Interest income	383	424
Interest expense	(11,439)	(19,407)
Equity in loss of unconsolidated joint ventures	(55,837)	(1,184)

Homebuilding pretax loss	(114,751)	(56,399)

Financial services:
Revenues	1,639	1,467
Expenses	(865)	(893)
Equity in income (loss) of unconsolidated joint venture	(149)	1,321

Financial services pretax income	625	1,895

Total pretax loss	(114,126)	(54,504)
Income tax expense	(400)	(200)

Net loss	$(114,526)	$(54,704)

Basic and diluted loss per share	$(1.49)	$(.71)

Basic and diluted average shares outstanding	76,974	76,834

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	February 28,	November 30,
	2011	2010

Assets

Homebuilding:
Cash and cash equivalents	$735,766	$904,401
Restricted cash	121,187	115,477
Receivables	104,433	108,048
Inventories	1,774,400	1,696,721
Investments in unconsolidated joint ventures	50,171	105,583
Other assets	84,314	150,076

	2,870,271	3,080,306

Financial services	30,975	29,443

Total assets	$2,901,246	$3,109,749

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$111,049	$233,217
Accrued expenses and other liabilities	571,456	466,505
Mortgages and notes payable	1,701,698	1,775,529

	2,384,203	2,475,251

Financial services	2,448	2,620

Stockholders’ equity	514,595	631,878

Total liabilities and stockholders’ equity	$2,901,246	$3,109,749

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2011 and 2010
(In Thousands — Unaudited)

	Three Months
Homebuilding revenues:	2011	2010

Housing	$195,223	$262,158
Land	78	353

Total	$195,301	$262,511

	Three Months
Costs and expenses:	2011	2010

Construction and land costs
Housing	$170,671	$226,194
Land	125	346

Subtotal	170,796	226,540
Selling, general and administrative expenses	49,605	72,203
Loss on loan guaranty	22,758	—

Total	$243,159	$298,743

	Three Months
Interest expense:	2011	2010

Interest incurred	$29,549	$30,685
(Gain) on early extinguishment of debt/loss on voluntary reduction of credit facility	(3,612)	1,366
Interest capitalized	(14,498)	(12,644)

Total	$11,439	$19,407

	Three Months
Other information:	2011	2010

Depreciation and amortization	$1,148	$1,422
Amortization of previously capitalized interest	11,424	23,386

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2011 and 2010
(Unaudited)

	Three Months
Average sales price:	2011	2010

West Coast	$320,400	$318,900
Southwest	147,500	156,600
Central	166,700	156,100
Southeast	194,300	154,800

Total	$205,700	$197,700

	Three Months
Homes delivered:	2011	2010

West Coast	224	340
Southwest	158	216
Central	363	529
Southeast	204	241

Total	949	1,326

Unconsolidated joint ventures	1	21

	Three Months
Net orders:	2011	2010

West Coast	404	429
Southwest	206	313
Central	448	715
Southeast	244	456

Total	1,302	1,913

Unconsolidated joint ventures	—	19

	February 28, 2011		February 28, 2010
Backlog data:	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
(Dollars in thousands)
West Coast	383	$126,258	612	$193,938
Southwest	187	27,970	379	59,439
Central	778	132,164	1,105	172,068
Southeast	341	67,242	617	98,305

Total	1,689	$353,634	2,713	$523,750

Unconsolidated joint ventures	—	$—	35	$13,825

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Three Months Ended February 28, 2011 and 2010
(In Thousands, Except Percentages — Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the housing gross margin, excluding inventory impairment and land option contract abandonment charges is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Housing Gross Margin, Excluding Inventory Impairment and Land Option Contract Abandonment Charges
The following table reconciles the Company’s housing gross margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges:

	Three Months
	2011	2010

Housing revenues	$195,223	$262,158
Housing construction and land costs	(170,671)	(226,194)

Housing gross margin	24,552	35,964
Add: Inventory impairment and land option contract abandonment charges	1,703	13,362

Housing gross margin, excluding inventory impairment and land option contract abandonment charges	$26,255	$49,326

Housing gross margin as a percentage of housing revenues	12.6%	13.7%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, as a percentage of housing revenues	13.4%	18.8%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before pretax, noncash inventory impairment and land option contract abandonment charges associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross margin. The Company believes housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profit the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross margins between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find housing gross margin, excluding inventory impairment and land option contract abandonment charges, relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairments or land option contract abandonments.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages — Unaudited)
Ratio of Net Debt to Total Capital
Company management’s discussion of the results presented in this press release may include the Company’s ratio of net debt to total capital, which is not calculated in accordance with GAAP. The Company believes this non-GAAP financial measure can be relevant and useful to investors in understanding the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the Company’s ratio of net debt to total capital is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations. The following table reconciles the Company’s ratio of debt to total capital calculated in accordance with GAAP to the non-GAAP financial measure of the ratio of net debt to total capital:

	February 28,	November 30,
	2011	2010

Mortgages and notes payable	$1,701,698	$1,775,529
Stockholders’ equity	514,595	631,878

Total capital	$2,216,293	$2,407,407

Ratio of debt to total capital	76.8%	73.8%

Mortgages and notes payable	$1,701,698	$1,775,529
Less: Cash and cash equivalents and restricted cash	(856,953)	(1,019,878)

Net debt	844,745	755,651
Stockholders’ equity	514,595	631,878

Total capital	$1,359,340	$1,387,529

Ratio of net debt to total capital	62.1%	54.5%

The ratio of net debt to total capital is a non-GAAP financial measure, which the Company calculates by dividing mortgages and notes payable, net of homebuilding cash and cash equivalents and restricted cash, by total capital (mortgages and notes payable, net of homebuilding cash and cash equivalents and restricted cash, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to total capital. The Company believes the ratio of net debt to total capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.